AMENDMENT TO

MERGER AGREEMENT

This Amendment to Merger Agreement (this “Amendment”), dated June 29, 2007, is made by and among Argyle Security Acquisition Corp., a Delaware corporation (“Parent”), ISI Security Group, Inc., a Delaware corporation (“Acquisition Corp.”), ISI Detention Contracting Group, Inc., a Delaware corporation, d/b/a “ISI Security Group” (the “Company”). Any capitalized term not defined herein shall have the meaning for such term specified in the Merger Agreement (as defined below).

WHEREAS, Parent, Acquisition Corp. and the Company entered into a Merger Agreement dated December 8, 2006 (the “Merger Agreement”);

WHEREAS, Section 13.1 of the Merger Agreement provides that the parties to the Merger Agreement may, individually, terminate the Merger Agreement if the Closing has not occurred by July 1, 1007 (the “Outside Closing Date”);

WHEREAS, the Company is willing to extend the Outside Closing Date on the terms and conditions contained in this Amendment; and

WHEREAS, Parent, Acquisition Corp. and the Company wish to amend the terms of the Merger Agreement on the terms contained herein.

NOWTHEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Section 1.1 of the Merger Agreement is hereby amended by adding the following after the definition of the term “Proceeding”:

““Promissory Notes” means unsecured subordinated promissory notes issued to the holders of Company Common Stock in partial consideration for the merger of the Company with Acquisition Corp. The Promissory Notes will (i) be in form mutually acceptable to the Company and Parent, (ii) bear interest at the rate of 5% per annum, paid semi-annually, (iii) mature five years from the date of issuance, (iv) be convertible (in whole or in part) into shares of Parent Common Stock at the election of the holders of the Promissory Notes at any time after January 1, 2008 at a price per share of $10.00, (v) be unsecured and subordinated to institutional debt other than trade debt (with which it will be in pari passu) outstanding at and after the Closing and similar debt arrangements with any institution. In addition, the Promissory will be redeemable at Parent’s election after January 1, 2009, at a price per share of $10.00.”

2. Section 2.6(b)(i) of the Merger Agreement is hereby amended by deleting the phrase “$18,200,000” and replacing it with “$18,600,000”.

3. Section 2.6(b) of the Merger Agreement is hereby amended by adding the following after subparagraph (ii):

“(iii) Promissory Notes in the aggregate principal amount of $1,925,000, convertible into 192,500 shares of Parent Common Stock.”

4. Section 2.9(b) of the Merger Agreement is hereby amended by deleting the text of Section 2.9(b) (and all of the subparagraphs of Section 2.9(b)) and replacing it with the following:

“If at the time of the Closing the Adjusted EBITDA of the Company is $4,500,000.00 or more, and the amount of the 2/28 Backlog is $80,000,000.00 or more, then the Enhanced Cash Consideration and the other consideration shall be distributed pursuant to Schedule 2.9. The Parties hereby stipulate that for all purposes in this Agreement (including but not limited to Section 2.6(b) hereof and this 2.9(b)), the Closing Adjusted EBITDA of the Company is $4,500,000 or more, and the amount of the 2/28 Backlog of the Company is more than $80,000,000.”

5. Section 13.1(a) of the Merger Agreement is hereby amended by deleting the phrase “by July 1, 2007” and replacing it with “on or before July 16, 2007”.

6. Schedule 2.9 to the Merger Agreement is hereby deleted in its entirety and replaced by Schedule 2.9 attached hereto.

7. Parent and Acquisition Corp. hereby knowingly, voluntarily, and irrevocably, release, give up and forever discharge ISI and its officers, directors, agents, representatives, employees and attorneys, of and from any and all rights, duties and obligations, and any and all claims, actions, suits, debts, causes of actions and demands of any and every kind, both known and unknown, foreseen and unforeseen, which they may have against ISI or any of its officers, directors, agents, representatives, employees and attorneys, arising from any cause whatsoever, from the beginning of time to the date hereof, except for claims relating to intentional fraud or theft. Without limiting the foregoing in any manner, and by way of illustration only, this Section 7 is intended by the Parent and Acquisition Corp. to release and forever discharge ISI and all of its officers, directors, agents, representatives, employees and attorneys from any and all claims, of any and every nature, relating in any way, whether directly or indirectly to the closing, failure to close, or any delay in the closing, of the transactions contemplated by the Merger Agreement through the date of this Amendment.

8. This Amendment shall be construed in accordance with and governed by the laws of the State of Texas, without giving effect to the conflict of laws principles thereof.

9. From and after the date of this Amendment, Argyle will reimburse Sam Youngblood for any and all expenses incurred by Mr. Youngblood after the date hereof in connection with the transactions contemplated by the Merger Agreement.

10. This Amendment may be signed in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument. A facsimile signature shall be deemed to be an original signature for purposes of this Amendment.

11. This Amendment is intended to be in full compliance with the requirements for an Amendment to the Merger Agreement as required by Section 14.2(a) of the Merger Agreement, and every defect in fulfilling such requirements for an effective amendment to the Merger Agreement is hereby ratified, intentionally waived and relinquished by all Parties hereto.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

ARGYLE SECURITY ACQUISITION CORP.

By:	/s/ Bob Marbut
Name: Bob Marbut
Title: Chairman and Co-Chief Executive Officer

ISI SECURITY GROUP, INC.

By:	/s/ Bob Marbut
Name: Bob Marbut
Title: Chairman and Co-Chief Executive Officer

ISI DETENTION CONTRACTING GROUP, INC.
By:	/s/ Samuel Youngblood
Name: Samuel Youngblood
Title: CEO